Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT TO REDUCE HIGH COST DEBT BY AN ADDITIONAL $600 MILLION

High Cost Debt Eliminated or Refinanced Since

January 2010 Will Total More Than $26.5 Billion

NEW YORK – July 20, 2012 – CIT Group Inc.  (NYSE: CIT) cit.com, a leading provider of financing to small businesses and middle market companies, today announced that it will redeem an additional $600 million of its 7% Series C Senior Unsecured Notes (7% Notes) maturing in 2016. Following this redemption, approximately $2.4 billion principal amount of the 7% Notes maturing in 2016 and approximately $1.6 billion principal amount of the 7% Notes maturing in 2017 will remain outstanding.

“We continue to advance our liability transformation,” said John A. Thain, Chairman and Chief Executive Officer. “Following this redemption we will have eliminated or refinanced more than $26.5 billion of high cost debt over the past two-and-a-half years.”

The Company has provided a redemption notice for the 7% Notes to the trustee and intends to complete the redemption on August 20, 2012. As provided under the terms of the 7% Notes, the Company will redeem the outstanding principal balance at par on a pro-rata basis among all of the 2016 Notes.

Additional information will be available in a Form 8-K that will be filed with the Securities and Exchange Commission. This, and other filings, can be found at cit.com/investor.

EDITOR’S NOTE:

Follow us on Twitter: @citgroup, on Facebook: facebook.com/citgroup, and on LinkedIn: LinkedIn.com/company/cit. Individuals interested in receiving corporate news releases can register at http://newsalerts.cit.com or subscribe to the RSS feed at http://rss.cit.com.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $34 billion in financing and leasing assets. A member of the Fortune 500, it provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. CIT also operates CIT Bank (Member FDIC), BankOnCIT.com, its primary bank subsidiary, which offers a suite of online savings options designed to help customers achieve a range of financial goals. cit.com

###

CIT MEDIA RELATIONS:

C. Curtis Ritter

Director of Corporate Communications

(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

Vice President, Media Relations

(973) 597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Ken Brause

Executive Vice President

(212) 771-9650

Ken.Brause@cit.com